TII NETWORK TECHNOLOGIES REPORTS

SECOND QUARTER 2009 RESULTS

EDGEWOOD, NY – August 10, 2009 – Tii Network Technologies, Inc. (Nasdaq: TIII), a leader in designing, manufacturing and marketing network products for the communications industry, today reported results of operations for the three and six months ended June 30, 2009.

Net sales for the three months ended June 30, 2009 were $6,494,000 compared to $9,876,000 for the comparable prior year period, a decrease of $3,382,000 or 34.2%. Net sales for the six months ended June 30, 2009 were $12,243,000 compared to $18,727,000 for the comparable prior year period, a decrease of $6,484,000 or 34.6%. The decrease for both periods was due to the downturn in economic activity which has negatively impacted the markets for our products.

Operating income for the three months ended June 30, 2009 was $81,000 compared to $673,000 in the comparable prior year period, a decrease of $592,000. The decrease is primarily attributable to a $1,281,000 decrease in gross profit as a result of the decrease in sales, partially offset by a $689,000 reduction in operating expenses. Operating loss for the six months ended June 30, 2009 was $114,000 compared to operating income of $896,000 in the comparable prior year period, a decrease of $1,010,000. The decrease is primarily attributable to a $2,436,000 decrease in gross profit as a result of the decrease in sales, partially offset by a $1,426,000 reduction in operating expenses. The reduction in operating expenses in the 2009 periods from the 2008 periods was due to a number of cost reductions, the two largest being a decrease in salary and related benefits resulting from decreases in headcount and a decrease in professional and consulting fees.

Net income for the three months ended June 30, 2009 was $47,000, a nominal amount per share, compared to $369,000, or $0.03 per diluted share, for the same prior year period, a decrease of $322,000. The current quarter results include a tax provision of $36,000 compared to $309,000 in the same prior year period. Net loss for the six months ended June 30, 2009 was $185,000, or $0.01 per share, compared to net income of $519,000, or $0.04 per diluted share, for the same prior year period, a decrease of $704,000. The results for the six months ended June 30, 2009 include a tax provision of $75,000 compared to $399,000 in the same prior year period. Our income tax provision for each period consists of amounts necessary to align our year-to-date tax provision with the effective tax rate we expect to achieve for the full year. That rate differs from the U.S. statutory rate primarily as a result of the non-deductibility of certain share-based compensation expense for income tax purposes that has been recognized for financial statement purposes, state taxes and, additionally, in the current year periods, an increase in the valuation allowance against deferred tax assets for our estimate of state net operating losses that are likely to expire unutilized.

Kenneth A. Paladino, President and Chief Executive Officer, stated, “While the effect of the economic recession continued to impact our sales levels in the second quarter of 2009 when compared to the similar quarter in 2008, we were profitable for the quarter. By managing our operating expenses we were able to generate reductions of $1.4 million from the prior year six-month period. Additionally, we are beginning to see an improvement in the markets for our products as evidenced by a 13% increase in sales levels in the second quarter of 2009 over the first quarter of 2009. Our balance sheet remains strong, with cash increasing from January 1, 2009 by $2.5 million to $10.8 million at June 30, 2009.

We are cautiously optimistic that the recent improvement in the overall market for our products will continue.”

About Tii Network Technologies, Inc.

Tii Network Technologies, Inc. (NASDAQ: TIII) headquartered in Edgewood, New York, designs, manufactures and sells products to the service providers in the communications industry for use in their networks.  Our products are typically found outdoors in the service provider’s distribution network, at the interface where the service provider’s network connects to the user’s network, and inside the user’s home or apartment, and are critical to the successful delivery of voice and broadband communication services. Additional information about the company can be found at www.tiinettech.com.

Forward Looking Statement

Certain statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this release, words such as "may," "should," "seek," "believe," "expect," "anticipate," "estimate," "project," "intend," "strategy" and similar expressions are intended to identify forward looking statements regarding events, conditions and financial trends that may affect our future plans, operations, business strategies, operating results and financial position. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause our actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements as a result of several factors. Among those factors are:

•	general economic and business conditions, especially as they pertain to the Telco industry;
•

potential changes in customers’ spending and purchasing policies and practices, which are effected by customers’ internal budgetary allotments that may be impacted by the current economic climate, particularly in the United States;

•	pressure from customers to reduce pricing without achieving a commensurate reduction in costs;
•

the ability to market and sell products to new markets beyond our principal copper-based Telco market which has been declining over the last several years, due principally to the impact of alternate technologies;

•	exposure to increases in the cost of our products, including increases in the cost of our petroleum-based plastic products and precious metals;
•	the ability to timely develop products and adapt our existing products to address technological changes, including changes in our principal market;
•	competition in our traditional Telco market and new markets we are seeking to penetrate;
•	dependence on, and ability to retain, our “as-ordered” general supply agreements with our largest customer and ability to win new contracts;
•	dependence on third parties for certain product development;
•

dependence for products and product components from Pacific Rim contract manufacturers, including on-time delivery that could be interrupted as a result of third party labor disputes, political factors or shipping disruptions, quality control and exposure to changes in costs and changes in the valuation of the Chinese Yuan;

•	weather and similar conditions, particularly the effect of typhoons on our assembly and warehouse facilities in the Pacific Rim;
•	the ability to attract and retain technologically qualified personnel; and
•	the availability of financing on satisfactory terms.

We undertake no obligation to update any forward-looking statement to reflect events after the date of this Report.

CONTACT:

Tii Network Technologies, Inc.

(631) 789-5000

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TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Net sales	$6,494	$9,876	$12,243	$18,727
Cost of sales	4,252	6,353	7,874	11,922
Gross profit	2,242	3,523	4,369	6,805

Operating expenses:
Selling, general and administrative	1,765	2,349	3,649	4,786
Research and development	396	501	834	1,123
Total operating expenses	2,161	2,850	4,483	5,909

Operating income (loss)	81	673	(114)	896

Interest expense	(2)	(4)	(2)	(4)
Interest income	4	9	6	26

Income (loss) before income taxes	83	678	(110)	918

Income tax provision	36	309	75	399

Net income (loss)	$47	$369	$(185)	$519

Net income (loss) per common share:
Basic and Diluted	$0.00	$0.03	$(0.01)	$0.04

Weighted average common shares outstanding:
Basic	13,575	13,546	13,568	13,520
Diluted	13,738	14,063	13,568	14,011

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	June 30, 2009 (unaudited)	December 31, 2008

ASSETS
Current assets:
Cash and cash equivalents	$10,780	$8,282
Accounts receivable, net of allowance of $67 and $88 at June 30, 2009 and December 31, 2008, respectively	3,017	3,906
Inventories, net	7,695	9,031
Deferred tax assets, net	611	697
Other current assets	432	175
Total current assets	22,535	22,091

Property, plant and equipment, net	8,308	8,877
Deferred tax assets, net	8,617	8,599
Other assets, net	184	154
Total assets	$39,644	$39,721

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,676	$2,090
Accrued liabilities	618	652
Short term debt	171	-
Total current liabilities and total liabilities	2,465	2,742

Commitments and contingencies

Stockholders' equity:
Preferred stock, par value $1.00 per share; 1,000,000 shares authorized, including 30,000 shares of series D junior participating at December 31, 2008; no shares outstanding	-	-
Common stock, par value $.01 per share; 30,000,000 shares authorized; 14,015,853 shares issued and 13,998,216 shares outstanding as of June 30, 2009, and 13,787,429 shares issued and 13,769,792 shares outstanding as of December 31, 2008	140	138
Additional paid-in capital	42,645	42,262
Accumulated deficit	(5,325)	(5,140)
	37,460	37,260
Less: Treasury shares, at cost, 17,637 common shares at June 30, 2009 and December 31, 2008	(281)	(281)
Total stockholders' equity	37,179	36,979

Total liabilities and stockholders' equity	$39,644	$39,721